Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-186111

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 5, 2017)

BENEFIT STREET PARTNERS REALTY TRUST, INC.

OPTIONAL CASH PURCHASE OFFERING PURSUANT TO THE DISTRIBUTION REINVESTMENT AND STOCK PURCHASE PLAN

This prospectus supplement relates to an optional cash purchase offering (as described in the prospectus) of shares of common stock, $0.01 par value per share (“common stock”) of Benefit Street Partners Realty Trust, Inc. (the “Company”) which we are offering pursuant to the optional cash purchase provision of the Company’s Distribution Reinvestment and Stock Purchase Plan (the “Plan”).

Under the Plan, we may permit stockholders of the Company to make optional cash investments in our common stock through the Plan on a pro rata basis with other stockholders. Pursuant to this feature, we are offering shares of our common stock through the Plan to our existing stockholders on the terms set forth below.

In this prospectus, references to “our company,” “we,” “us” and “our” mean Benefit Street Partners Realty Trust, Inc. and its consolidated subsidiaries.

OFFERING TERMS

Shares Offered	Each of our existing stockholders as of March 22, 2019 (the record date for our annual meeting) may purchase an additional number of shares up to the number of shares of common stock they hold as of that date. For example, a stockholder that owns 1,000 shares on March 22, 2019 may purchase an additional 1,000 shares in this offering. There were 40,272,976 shares of common stock outstanding as of March 22, 2019.

Eligible Participants	All existing common stockholders as of March 22, 2019 may participate in this offering, whether or not enrolled in the distribution reinvestment feature of the Plan.

Price per Share	$16.71 per share.

Underwriting Discounts and Commissions	No dealer manager fees or selling commissions will be paid with respect to shares purchased pursuant to the Plan.

Offer Period	Properly executed subscription agreements must be submitted to the Company by May 10, 2019.

Settlement Date	All shares will be settled on the same day, which we currently expect will be ten business days from the end of the offering.

Use of Proceeds	The proceeds from this offering will be used for general corporate purposes, including, but not limited to, the origination and purchase of commercial real estate debt and other targeted investments.

Source of Shares of Common Stock	Shares of our common stock purchased pursuant to the Plan will come from our authorized but unissued shares of common stock.

Share Repurchase Program (“SRP”)

For three years from the termination of this offering we will not permit investors in this offering to participate in the SRP both with respect to shares purchased in this offering and any other shares the investor owns.

How to Participate	Stockholders interested in participating in the offering should complete the subscription agreement which is posted on the “Investor Relations—Special Offering” page of the Company’s website (www.bsprealtytrust.com) and may also be obtained by contacting us by phone at 844-785-4393. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement, accompanying prospectus or the registration statement of which they form a part.

Investing in our common stock involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. Please see the information under the caption “Risk Factors” in the reports we file with the Securities and Exchange Commission which are incorporated by reference in this prospectus, to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Prospectus Supplement dated April 10, 2019